    CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT.
                   CONFIDENTIAL PROVISIONS HAVE BEEN OBSCURED.

                        LICENSE AND DEVELOPMENT AGREEMENT


         THIS LICENSE AND DEVELOPMENT AGREEMENT, (this "Agreement"), effective as of July 23, 2004 (the "Effective Date"), is entered into by and between IntelliPharmaCeutics Corporation, a Canadian corporation with offices at 405 Britannia Road East, Suite 106, Mississauga, Ontario, Canada, L4Z 3E7, ("IntelliPharmaCeutics"), and Larasan Pharmaceutical Corporation, a Florida corporation offices at 3800 Galt Ocean Blvd., Suite 712, Ft. Lauderdale, Florida, 33308, U.S.A., (hereinafter, "Larasan" or the "Company"). IntelliPharmaCeutics and Larasan each may be referred to herein individually as a "Party," or collectively as the "Parties."

         WHEREAS, Larasan is in the business of the development, marketing and distribution of pharmaceutical products; and

         WHEREAS, IntelliPharmaCeutics has certain proprietary rights, trade secrets, know-how and other intellectual property (including certain patents) with respect to the oral controlled delivery of pharmaceutical products (the "Technology"); and

         WHEREAS, Larasan desires to obtain from IntelliPharmaCeutics, and IntelliPharmaCeutics desires to grant to Larasan, a license to develop and commercialize one or more pharmaceutical products containing [ ] as an active ingredient and other active ingredients as mutually agreed between the parties during the term of this Agreement (the "Licensed Product(s)") that will be formulated using at least some of the Technology, on the terms and conditions set forth herein; and

         WHEREAS, Larasan desires that IntelliPharmaCeutics provide, and IntelliPharmaCeutics desires to provide, certain services in respect of the development of such Licensed Products on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants of the Parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

         For the purposes of this Agreement, the following words and phrases shall have the following meanings, unless otherwise specifically provided herein:

         1.1 "AFFILIATE" shall mean, with respect to any Entity, any other Entity that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Entity. For purposes of this Section 1.1 only, "control" and, with correlative meanings, the terms "controlled by" and "under common control with" shall mean (a) the possession, directly or indirectly, of the power to direct the management or policies of an Entity, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of an Entity.

         1.2 "APPLICABLE LAW" shall mean the applicable laws, rules, regulations, guidelines and requirements of the Regulatory Authorities, in the Territory.

         1.3 "COMBINATION PRODUCT" shall mean a combination pharmaceutical product containing one or more therapeutically active ingredients in addition to a Designated Compound.

         1.4 "COMMERCIALLY REASONABLE EFFORTS" shall mean, with respect to the development or commercialization of a Licensed Product, efforts and resources commonly used in the research-based pharmaceutical industry for a product of similar commercial potential at a similar stage in its lifecycle, taking into consideration its safety and efficacy, its cost to develop, the competitiveness of alternative products, its proprietary position, the likelihood of regulatory approval, its profitability, and all other relevant factors. Commercially Reasonable Efforts shall be determined on a market-by-market basis for each Licensed Product without regard to the particular circumstances of a Party, including any other product opportunities of such Party.

         1.5 "CONFIDENTIAL INFORMATION" shall have the meaning set forth in
Article 15.

         1.6 "CONTROL" shall mean, with respect to any item of Information and Inventions, Patents or other intellectual property right, possession of the ability, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or grant a license, sublicense or other right to or under, such item, Patent or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

         1.7 "DESIGNATED COMPOUND" shall mean initially, [        ] and other
compounds as the parties may mutually agree to include as active ingredient(s) in a Licensed Product during the term of the Agreement.

         1.8 "DEVELOPMENT ACTIVITIES" shall mean the activities performed by the Parties under the Development Plan pursuant to Article 3.

         1.9 "DEVELOPMENT BUDGET" shall have the meaning set forth in Section
3.3.

         1.10 "DEVELOPMENT COMMITTEE" shall have the meaning set forth in
Section 3.4.1.

         1.11 "DEVELOPMENT PLAN" shall have the meaning set forth in Section
3.3.

         1.12 "EFFECTIVE DATE" shall have the meaning set forth in the preamble.

         1.13 "ENTITY" shall mean any individual, sole proprietorship, corporation, limited liability company, association, joint venture, partnership, limited partnership, limited liability partnership, trust, university, business, government or political subdivision thereof, including an agency, or any other organization that possesses independent legal standing.

         1.14 "EXPLOIT" shall mean to make, have made, import, use, sell, or offer for sale, including to manufacture, have manufactured, store, have used, export, transport, distribute, promote, market or have sold or otherwise dispose of a licensed product or process.

         1.15 "EXPLOITATION" shall mean the making, having made, importation, use, sale, offering for sale of a licensed product or process, including the manufacture, storage, optimization, import, export, transport, distribution, promotion, marketing, sale or other disposition of a licensed product or process.

         1.16 "FDA" shall mean the United States Food and Drug Administration, or any successor agency responsible for the evaluation and approval of pharmaceutical products.

         1.17 "FIRST COMMERCIAL SALE" shall mean the first sale for use or consumption by the general public of the Licensed Product in a country after Regulatory Approval (including pricing and reimbursement approval where applicable) for the marketing and sale of the Licensed Product has been obtained in such country.

         1.18 "IMPROVEMENT" shall mean any modification, variation or revision to an apparatus, method, product or technology, or any discovery, technology, device, process or formulation related to an apparatus, method, product or technology, whether or not patented or patentable by IntelliPharmaCeutics or jointly by the parties, including any enhancement in the manufacture or steps or processes thereof, ingredients, preparation, presentation, formulation, means of delivery, packaging or dosage of an apparatus, method, product or technology, any discovery or development of any new or expanded indications for an apparatus, method, product or technology, or any discovery or development that improves the stability, safety or efficacy of an apparatus, method, product or technology.

         1.19 "IND" shall mean an investigational new drug application filed with the FDA for approval to commence human clinical trials, and its equivalent in other countries or regulatory jurisdictions in the Territory.

         1.20 "INDEMNIFICATION CLAIM NOTICE" shall have the meaning set forth in
Section 11.3.

         1.21 "INDEMNITOR or INDEMNITEE" shall have the meaning set forth in
Section 11.3.

         1.22 "INFRINGEMENT SUIT" shall have the meaning set forth in Section 6.8.2.

         1.23 "INFORMATION AND INVENTIONS" shall mean all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including pre-clinical and clinical trial results, manufacturing procedures and test procedures and techniques, (for any or all of which, whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known, or hereafter developed, and all Improvements, whether to the foregoing or otherwise, and other discoveries, developments, inventions, and other intellectual property (for any or all of which, whether or not confidential, proprietary, patented or patentable).

         1.24 "KNOWLEDGE" shall mean the good faith understanding of individual parties or of the vice presidents, senior vice presidents, executive vice presidents, president, chief financial officer, chief operating officer, chief executive officer or chairman of the respective party of the facts and information then in their possession without any duty to conduct any investigation with respect to such facts and information.

         1.25 "LICENSED PROCESS" shall mean the proprietary controlled delivery technologies for the delivery of pharmaceutical compounds orally by means of tablets or capsules, such as are actually used in the development of the Licensed Product(s), that are under the Control of IntelliPharmaCeutics as of the Effective Date and any Improvements thereto that are conceived and reduced to practice by IntelliPharmaCeutics, in the course of performing the Development Activities, and licensed herein only with respect to the Exploitation of the Licensed Product(s).

         1.26 "LICENSED PRODUCT(S)" shall mean any dosage of pharmaceutical composition or preparation in finished form, labeled and packaged for sale by prescription, over-the-counter or any other method for human applications that contains a Designated Compound (initially, acetylsalicylic acid or ibuprofen), formulated using, and delivered by means of, the Licensed Process.

         1.27 "LICENSED TECHNOLOGY" shall mean the IntelliPharmaCeutics Patents, the IntelliPharmaCeutics Know-How and the Drug Master File, collectively, but licensed only with respect to the Exploitation of the Licensed Products delivered by means of the Licensed Process.

         1.28 "LICENSED TRADEMARKS" shall mean those Trademarks set forth on Schedule 'A' attached hereto, as may be amended by from time to time, in writing, and such other Trademarks as may be designated by IntelliPharmaCeutics in writing from time to time, and any registrations of the foregoing and pending applications relating thereto, but licensed only with respect to the Exploitation of the Licensed Product(s) on a Territory by Territory basis, provided however, that during the Term of the Agreement Larasan may, in its sole discretion, choose other trademarks (the "Larasan Trademarks") in addition to those listed in Schedule "A" for use with Licensed Product(s) in the Territory.

         1.29 "LARASAN" shall mean Larasan Pharmaceutical Corporation, a Florida corporation.

         1.30 "LOSSES" shall have the meaning set forth in Section 11.1.

         1.31 "MAJOR MARKET COUNTRY" shall mean the United States of America, the European Union, Japan and other countries to be mutually agreed upon by the parties.

         1.32 "NDA" shall mean a New Drug Application filed pursuant to the requirements of the FDA, and any equivalent or comparable application required by any Regulatory Authority for the marketing, sale or use of the Licensed Product(s) in the Territory.

         1.33 "NET SALES" shall mean, for any period, the gross amount invoiced by Larasan and its Affiliates for the sale of Licensed Product(s) in the ordinary course of commercialization of the Product(s) by Larasan or any of its Affiliates to Third Parties, less deductions for: (a) normal and customary trade, quantity and cash discounts and sales returns and allowances, including
(i) those granted on account of price adjustments, billing errors, rejected goods, damaged goods, returns and rebates (ii) reimbursements and similar payments to wholesalers and other distributors, buying groups, pharmacy benefit management organizations, health care insurance carriers and other institutions,
(iii) allowances, rebates and fees paid to distributors and (iv) chargebacks (v) bad debt write offs; (b) freight, postage, shipping and insurance expenses to the extent that such items are included in the gross amount invoiced; (c) customs and excise duties and other duties related to the sales to the extent that such items are included in the gross amount invoiced; (d) rebates and similar payments made with respect to sales paid for by any governmental or regulatory authority such as, by way of illustration and not in limitation of the Parties' rights hereunder, Federal or state Medicaid, Medicare or similar state program or equivalent foreign governmental program; (e) sales and other taxes and duties directly related to the sale or delivery of the Licensed Product(s) (but not including taxes assessed against the income derived from such sale); (f) distribution expenses to the extent that such items are included in the gross amount invoiced; (g) any other similar and customary deductions that are consistent with United States generally accepted accounting principles, or in the case of non-United States sales, other applicable accounting standards. Any of the deductions listed above that involves a payment by Larasan or its Affiliates shall be taken as a deduction in the calendar quarter in which the payment is accrued by such entity. For purposes of determining Net Sales, a Licensed Product(s) shall be deemed to be sold when invoiced and a "sale" shall not include transfers, uses or dispositions for charitable, promotional, pre-clinical, clinical, regulatory or governmental purposes. For purposes of calculating Net Sales, sales between or among Larasan or its Affiliates not in the ordinary course of commercialization of the Product(s) shall be excluded from the computation of Net Sales.

         1.35 "INTELLIPHARMACEUTICS" shall have the meaning set forth in the preamble.

         1.36 "INTELLIPHARMACEUTICS KNOW-HOW" shall mean all Information and Inventions Controlled by IntelliPharmaCeutics or an Affiliate of IntelliPharmaCeutics as of the Effective Date or, from time to time, during the Term that (a) (i) are necessary for the use of the Licensed Process to Exploit the Licensed Product or (ii) relate to Improvements to the Licensed Product that are conceived and reduced to practice in the course of performing the Development Activities, and (b) are not generally known, but excluding any Information and Inventions to the extent claimed by any IntelliPharmaCeutics Patents.

         1.37 "INTELLIPHARMACEUTICS PATENTS" shall mean the Patents that IntelliPharmaCeutics Controls

     (a) as of the Effective Date; or

     (b) from time to time during the Term that claim

     (i) the Licensed Process,

     (ii) the Licensed Products or any Improvements to the Licensed Products or Process that is conceived and reduced to practice in the course of performing the Development Activities,

     (iii) any method utilized in the manufacture of the Licensed Product(s) or the performance of the Licensed Process when used to deliver the Licensed Product(s).

         1.38 "JOINT TECHNOLOGY" shall have the meaning set forth in Section
6.3.

         1.39 "PATENTS" shall include in its meaning (a) patents and patent applications; (b) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like, and any provisional applications, of any such patents or patent applications; and (c) any international equivalent of any of the foregoing to the extent that they claim

     (i) the Licensed Process,

     (ii) the Licensed Products or any Improvements to the Licensed Products or Process that is conceived and reduced to practice in the course of performing the Development Activities,

     (iii) any method utilized in the manufacture of the Licensed Product(s) or the performance of the Licensed Process when used to deliver the Licensed Product(s). including, without limitation, IntelliPharmaCeutics Patents and Joint Patents.

         1.40 "REGULATORY APPROVAL" shall mean any and all approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority, necessary for the Exploitation of the Licensed Product in a country in the Territory, including (a) any approval of any Licensed Product (including any INDs, NDAs, and supplements or amendments thereto); (b) pre- and post-approval marketing authorizations for a Licensed Product (including any prerequisite manufacturing approval or authorization related thereto); (c) labeling approval for a Licensed Product; and (d) technical, medical and scientific licenses.

         1.41 "REGULATORY AUTHORITY" shall mean any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Licensed Technology or the Licensed Product in the Territory.

         1.42 "REGULATORY DOCUMENTATION" shall mean all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), all supporting documents and all clinical studies and tests, relating to any Licensed Product, and all data contained in any of the foregoing, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.

         1.43 "SECONDARY MARKET COUNTRIES" shall mean Canada, China, Southeast Asia, India, Australia, South Africa and other countries as mutually agreed upon by the parties.

         1.44 "SUBLARASAN" shall mean any Third Party to which Larasan grants a sublicense pursuant to Section 2.5 under the licenses granted to Larasan by IntelliPharmaCeutics under Section 2.1.

         1.45 "SUBLICENSING FEES" shall mean all non-royalty consideration of any kind, including any fees, milestones or other payments (whether cash or non-cash (which shall be valued at fair market value)), received by Larasan or any of its Affiliates from any SubLarasan as a direct or indirect result of the grant by Larasan or any of its Affiliates to any SubLarasan of a license under, or the use by any such SubLarasan of, any of the Licensed Technology or Licensed Trademarks, in addition to or excess of the payments to be paid pursuant to sections 4.4 and 4.5.

         1.46 "TECHNOLOGY" shall have the meaning set forth in the preamble.

         1.47 "TERM" shall have the meaning set forth in Section 8.1.

         1.48 "TERRITORY" shall mean the entire world.

         1.49 "THIRD PARTY" shall mean any Entity other than IntelliPharmaCeutics, Larasan and their respective Affiliates or sublicensees.

         1.50 "THIRD PARTY CLAIM" shall have the meaning set forth in Section 11.1.

         1.51 "TRADEMARK" shall include any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, brand mark, trade name, brand name, and logo or business symbol.



                                    ARTICLE 2

                                 GRANT OF RIGHTS

         2.1 LICENSE GRANTS TO LARASAN.

                  2.1.1 Subject to Section 2.3 and the other terms and conditions of this Agreement, IntelliPharmaCeutics hereby grants to Larasan and Larasan accepts, a non-transferable (except as provided in Article 13), sublicensable (only as provided in Section 2.4), royalty-bearing, worldwide, exclusive right and license under the Licensed Technology to Exploit the Licensed Product(s), in the Territory, to the full end of the Term for which the Licensed Technology is licensed, unless sooner terminated as herein after provided.

                  2.1.2 Subject to Section 2.3 and the other terms and conditions of this Agreement, IntelliPharmaCeutics hereby grants to Larasan and Larasan accepts, a non-transferable (except as provided in Article 13), sublicensable (only as provided in Section 2.4), royalty-bearing, non-exclusive right and license under Licensed Trademarks for the sole purpose of using such Licensed Trademarks to market, distribute and sell the Licensed Product(s), and no other product, licensed under Section 2.1.1 in the Territory, to the full end of the Term for which the Licensed Product(s) are licensed, unless sooner terminated as hereinafter provided.

         2.2 LICENSE GRANT TO INTELLIPHARMACEUTICS. Larasan hereby grants to IntelliPharmaCeutics a royalty-free, non-exclusive right and license in the Territory in and to the Licensed Technology to the extent necessary to perform its Development Activities under Article 3.

         2.3 RETAINED RIGHTS. IntelliPharmaCeutics retains all right, title and interest, including the right to grant licenses to Third Parties, in and to the Licensed Technology (other than the rights granted Larasan to Exploit Designated Compounds for Licensed Product(s) only as expressly provided in Section 2.1.1) and the Licensed Trademarks (other than for the Exploitation of Licensed Product(s) only as expressly provided in Section 2.1.2). Larasan shall have no rights, express or implied, with respect to the Licensed Technology or the Licensed Trademarks, except as expressly set forth in Section 2.1, and Larasan covenants to IntelliPharmaCeutics that none of Larasan, its Affiliates or SubLarasans shall use the Licensed Technology, directly or indirectly, for any purpose other than in association with the Designated Compounds in connection with the Exploitation of Licensed Product(s), or the Licensed Trademarks, directly or indirectly, for any purpose other than the marketing, distribution and sale of Licensed Product(s) hereunder. Larasan shall have no right to develop any Combination Product, or any other product in any other form or dosage range containing a

Designated Compound, under this Agreement, and Larasan hereby covenants that it will not, during the term of this Agreement, either within or outside this Agreement, develop, manufacture or sell, or directly or indirectly license or otherwise co-operate in the development, manufacture or sale of any other product, containing a Designated Compound as an ingredient, which competes with a Licensed Product. Notwithstanding anything in this Agreement to the contrary, IntelliPharmaCeutics does hereby retain the right to (a) enter into collaborations or other agreements with, and to grant licenses and other rights under the IntelliPharmaCeutics Patents and IntelliPharmaCeutics Know-How to Third Parties to Exploit products containing compounds other than the Designated Compounds and to use the Licensed Process in connection therewith, and (b) independently Exploit products containing compounds other than the Designated Compounds and to use the Licensed Process in connection therewith. Notwithstanding any other provision contained in this Agreement, IntelliPharmaCeutics retains an irrevocable, non-exclusive, royalty-free right to use the Licensed Technology (including the Licensed Process) with respect to the Designated Compounds, for its internal, non-commercial research and development activities.

         2.4 SUBLICENSES. Larasan shall have the right to grant sublicenses under the grants in Section 2.1 to Third Parties pursuant to a separate written agreement, subject to the following requirements and conditions:

                  2.4.1 Larasan must obtain IntelliPharmaCeutics's prior written consent in respect of each such sublicense, such consent not to be unreasonably withheld, and any sublicense agreement must be fully consistent with the terms and conditions of this Agreement, including Articles 3.10, 5, 6, , 11, 12 14 ,15, and 16, and provide that SubLarasan will indemnify IntelliPharmaCeutics and its Affiliates to the extent provided in Article 11. In no event will a SubLarasan have any right to grant any sublicense whatsoever.

                  2.4.2 Within fifteen (15) days after execution or receipt thereof, as applicable, Larasan shall provide IntelliPharmaCeutics with a full and complete copy of each sublicense granted hereunder and shall deliver to IntelliPharmaCeutics copies of all reports (including relating to royalties and other payments) received by Larasan from such SubLarasans.

                  2.4.3 Termination of this Agreement by IntelliPharmaCeutics pursuant to Section 8.3 with respect to Larasan shall not terminate any sublicense granted by Larasan pursuant to this Section 2.4 with respect to a SubLarasan, provided that (a) such SubLarasan is not in breach of any provision of this Agreement or the applicable sublicense agreement, (b) such SubLarasan shall perform all obligations of Larasan under this Agreement, (c) IntelliPharmaCeutics shall have all rights with respect to any and all SubLarasans as it had hereunder with respect to Larasan prior to termination of this Agreement with respect to Larasan, (d) Larasan shall include in any sublicense a provision in which said SubLarasan acknowledges its obligations to IntelliPharmaCeutics in the event of termination of this Agreement with respect to Larasan hereunder and the rights of IntelliPharmaCeutics to terminate this Agreement with respect to any SubLarasan for breaches of this Agreement by such SubLarasan, (e) Larasan shall include in any sublicense provisions whereby, upon the termination of Larasan as a licensee for the territory in issue, such SubLarasan shall have 30 days to execute a license agreement directly with IntelliPharmaCeutics on terms substantially the same, mutatis mutandis, as those of the original sublicense from Larasan to said SubLarasan, failing which the said sublicense to the said SubLarasan will terminate automatically. The failure of Larasan to include in a sublicense the provisions referenced in clause (d) or (e) shall render the affected sublicense void ab initio.



                                    ARTICLE 3

                  DEVELOPMENT AND COMMERCIALIZATION ACTIVITIES

         3.1 DEVELOPMENT AND COMMERCIALIZATION. Larasan shall have the exclusive right and obligation to Exploit the Licensed Product in the Territory. IntelliPharmaCeutics shall perform, or cause to be performed, on behalf of Larasan, certain Development Activities in accordance with this Article 3. Except as set forth herein, Larasan shall be solely responsible for all costs and expenses in connection with all development and commercialization activities, including the Development Activities performed by IntelliPharmaCeutics on behalf or at the request of Larasan.

         3.2 DEVELOPMENT ACTIVITIES. IntelliPharmaCeutics shall not be required to commence any Development Activities until Larasan has paid the initial technology access fee as described in Section 4.4.1 provided, however, IntelliPharmaCeutics shall commence such Development Activities in a timely manner upon receipt of technology access fees.

                  3.2.1 GENERAL. Under the direction and supervision of the Development Committee (described in Section 3.4 hereunder) composed of representatives of the parties, IntelliPharmaCeutics and Larasan each shall perform, or cause to be performed, its respective Development Activities in accordance with the Development Plan and Development Budget. Notwithstanding the foregoing, the Parties acknowledge and agree that there can be no assurances that the objectives of the Development Activities can be achieved, or that they can be achieved in the manner or in the time set forth in the Development Plan, and neither Party shall be deemed to warrant or guaranty any Development result. Although outcomes cannot be warranted or guaranteed, each Party shall use Commercially Reasonable Efforts to perform or cause to be performed its respective Development Activities in good scientific manner, and in material compliance with Applicable Law.

                  3.2.2 REPORTS. Within thirty (30) days after the end of each calendar quarter in which Development Activities are performed, each Party shall provide to the Development Committee a written progress report, not requiring the disclosure of any proprietary or Confidential Information, which shall describe the Development Activities it has performed, or caused to be performed, during such calendar quarter, evaluate the work performed in relation to the goals of the Development Plan and in relation to the Development Budget, and provide such other information as may be required by the Development Plan or reasonably requested by the Development Committee with respect to the Development Activities.

         3.3 DEVELOPMENT PLAN AND BUDGET. The development plan (the "Development Plan") and the development budget (the "Development Budget") for the

Development Activities relating to acetylsalicylic acid (the initial Designated Compound) are attached hereto as Schedule B and Schedule C, respectively. The Development Committee shall review the Development Plans and the Development Budgets at least quarterly and shall have the right to make such modifications or updates to the Development Plans or Development Budgets that it deems appropriate. The Parties acknowledge and agree that the amounts set forth in the Development Budgets are estimates and, given the unpredictability of the Development Activities, there can be no assurances that the Development Activities can be completed within the Development Budgets, provided, however, that the Parties agree to use their Commercially Reasonable Efforts to adhere to the Development Budgets. In no event shall a party spend an amount which exceeds the agreed budget for a Development Activity by five Percent (5%) without the prior approval of the Development Committee.


         3.4 DEVELOPMENT COMMITTEE.

                  3.4.1 FORMATION AND AUTHORITY OF DEVELOPMENT COMMITTEE. IntelliPharmaCeutics and Larasan shall establish a development committee (the "Development Committee"), which shall oversee the Development Activities performed by the Parties, review and approve the Development Budget and approve any changes to the Development Plan and Development Budget. Each Party shall appoint an equal number of representatives with the requisite experience and seniority to enable them to make decisions on behalf of the Parties with respect to the Development Activities. From time to time, each Party may substitute its representatives on written notice to the other Party.

                  3.4.2 PROCEDURAL RULES OF DEVELOPMENT COMMITTEE. The Development Committee shall meet quarterly, or as otherwise agreed to by the Parties. The Development Committee shall adopt such standing rules as shall be necessary for its work. A quorum of the Development Committee shall exist whenever there is present at a meeting at least one representative appointed by each Party. Members of the Development Committee may attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by the other participants. Representation by proxy shall not be allowed. The Development Committee shall take action by unanimous consent of IntelliPharmaCeutics and Larasan, with each such Party having a single vote, irrespective of the number of representatives actually in attendance at a meeting, or by a written resolution signed by the designated representatives of each of IntelliPharmaCeutics and Larasan.

                  3.4.3 DISPUTE RESOLUTION. If the Development Committee cannot, or does not, reach agreement on an issue, then either Party shall have the right to refer such issue to the Chief Executive Officers of the Parties who shall confer on the resolution of the issue. Any final decision mutually agreed to by the Chief Executive Officers of the Parties shall be in writing and shall be conclusive and binding on the Parties. If such officers are not able to agree on the resolution of an issue within twenty (20) days after such issue was first referred to them, either Party shall have the right to refer such dispute to arbitration pursuant to Article 10.

                  3.4.4 LIMITATIONS ON AUTHORITY OF DEVELOPMENT COMMITTEE. Each Party to this Agreement shall retain the rights, powers, and discretion granted to it under this Agreement, and no such rights, powers, or discretion shall be delegated to or vested in the Development Committee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. The Development Committee shall not have the power to amend or modify this Agreement, which may only be amended or modified as provided in
Section 17.4.

         3.5 REGULATORY APPROVALS. All INDs, NDAs and other filings, applications or requests pursuant to or in connection with the Regulatory Approvals required under the Development Plan shall be made in the name of IntelliPharmaCeutics or its designee, unless Applicable Law requires that a Regulatory Approval be solely or jointly in the name of Larasan or its Affiliates. Immediately upon Regulatory Approval, such rights and title to Regulatory Documentation shall be transferred to Larasan, or its designee as approved by IntelliPharmaCeutics, by the submission of a change of ownership amendment signed by IntelliPharmaCeutics or its Affiliates, as applicable, to the appropriate Regulatory Authority. Such change of ownership amendment shall, in the case of INDs and NDAs, be the irrevocable change of ownership letter under 21 CFR 314.72 to FDA signed by IntelliPharmaCeutics or its Affiliates, a copy of which is contained in Schedule "D" hereto and the original of which is to be held in escrow by an escrow agent agreed between the parties and submitted by such agent to the appropriate Regulatory Authority upon such Regulatory Approval.

         After Regulatory Approval and during the Term of this Agreement all rights and title in INDs, NDAs and other filings, applications related to Licensed Product(s) or requests pursuant to or in connection with the Regulatory Approvals, i.e., the Regulatory Documentation, required under the Development Plan shall vest in Larasan and its Affiliates, provided however, in the event that this Agreement is terminated, in whole or in part, by Larasan, or by IntelliPharmaCeutics due to default or material breach by Larasan, such rights and title to Regulatory Documentation shall be transferred to IntelliPharmaCeutics, or its designee, by the submission of a change of ownership amendment signed by Larasan or its Affiliates, as applicable, to the appropriate Regulatory Authority. Such change of ownership amendment shall, in the case of INDs and NDAs, be the irrevocable change of ownership letter under 21 CFR 314.72 to FDA signed by Larasan or its Affiliates, a copy of which is contained in Schedule "E" hereto and the original of which is to be held in escrow by an escrow agent agreed between the parties and submitted by such agent to the appropriate Regulatory Authority upon the effective date of the termination of the Agreement. As Licensed Product(s) are approved by Regulatory Authority for marketing in the Territory by Larasan, it's Affiliates or SubLarasan such additional irrevocable change of ownership amendments to Regulatory Documentation shall become part of Schedule "E" and the original held in escrow.

         Notwithstanding the foregoing, IntelliPharmaCeutics shall have during the Term of this Agreement a perpetual, irrevocable, worldwide right to use and reference the Regulatory Documentation with respect to the Licensed Product and any data included or referenced therein for purposes that do not conflict with the terms and conditions of this Agreement. Larasan (with the assistance and advice of IntelliPharmaCeutics) shall have the sole right to communicate with the Regulatory Authorities with regard to the Development Activities provided however, Larasan agrees that the Drug Master File ("DMF") shall be owned by IntelliPharmaCeutics, and IntelliPharmaCeutics shall request that the DMF be treated as confidential. IntelliPharmaCeutics agrees that cross references to the DMF required for NDA and other Regulatory Approvals shall remain in effect during the Term of this Agreement and may not be withdrawn except for termination for material breach or default by Larasan. The parties agree to keep each other reasonably informed as to the communications, if any, between Larasan and the Regulatory Authorities.

         3.6 REGULATORY RECORDS. IntelliPharmaCeutics and Larasan each shall maintain, or cause to be maintained, records of its respective Development Activities in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of its respective Development Activities, and which shall be retained by such Party for at least five (5) years after the termination of this Agreement, or for such longer period as may be required by Applicable Law. At any time after the successful completion of Phase I studies and Manufacturing Scale-up in respect of a Licensed Product, each Party shall have the right to request and receive copies of such records as pertain to the scaled-up Licensed Product.


         3.7 DEVELOPMENT EXPENSES.

                  3.7.1 LARASAN'S OBLIGATION. In consideration of IntelliPharmaCeutics's performance of its Development Activities, Larasan shall reimburse IntelliPharmaCeutics, monthly in advance, for the reasonable costs and expenses to be incurred by IntelliPharmaCeutics in performing such activities in accordance with the Development Budget (as may be amended in accordance with Section 3.3). Larasan shall bear all costs and expenses incurred by or on behalf of Larasan in connection with the performance of its Development Activities.

                  3.7.2 INVOICES AND PAYMENTS. IntelliPharmaCeutics shall invoice Larasan monthly, fifteen (15) days in advance of the first day of each month, based upon the reasonable estimated cost of Development Activities or development commitments to be made or incurred for such month, and Larasan shall pay such invoice before the first day of such month. Within fifteen (15) days after the end of each month in which Development Activities are performed, IntelliPharmaCeutics shall provide a final, corrected invoice to Larasan for any actual costs and expenses incurred by IntelliPharmaCeutics or its Affiliates in such month, and Larasan shall pay any shortfall before the first day of the following month, or shall receive credit for any overpayment against any sum then due for the following month or months.

                  3.7.3 BOOKS AND RECORDS. Each party shall maintain complete and accurate books, records and accounts that, in reasonable detail, fairly reflect any reimbursable costs and expenses incurred by it or its Affiliates in performance of the Development Activities in conformity with Generally Accepted Accounting Principles ("GAAP"). Each party shall retain such books, records and accounts until the later of (a) three (3) years after the end of the period to which such books, records and accounts pertain, and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law. Each party shall have the right to have its certified public accountant, or equivalent, who shall be reasonably acceptable to the other Party, audit the books and financial records of the other Party and their respective Affiliates relating to its Development Activities during one or more calendar quarters; provided, however, that either party shall not have the right to audit a calendar quarter more than two (2) years after the end of such quarter, to conduct more than one such audit in any twelve-month period, or to audit any calendar quarter more than once; and provided further that each Party shall bear the cost of such audit unless the audit reveals a variance of more than five percent (5%) from the reported results, in which case audited Party shall bear the cost of the audit. The results of such accounting firm shall be final, absent manifest error.

         3.8 COOPERATION. Each Party shall cooperate with any and all reasonable requests for assistance from the other Party with respect to the Development Activities, including by making its employees, consultants and other scientific staff available upon reasonable notice during normal business hours at their respective places of employment to consult with such other Party on issues arising in connection with the performance of such Development Activities.

         3.9 DEVELOPMENT AND USE OF TRADEMARKS. Larasan shall have the sole right to determine the Trademarks to be used with respect to the Exploitation of the Licensed Product on a worldwide basis. As may be permitted under Applicable Law product labeling and promotional materials shall disclose, in wording as exemplified in Schedule "A", that the Licensed Product(s) are manufactured for Larasan by or under license from IntelliPharmaCeutics in accordance with a licensed Technology as designated by a Licensed Trademark.

         3.10 DILIGENCE OBLIGATIONS. In accordance with a proposed schedule and timing for Development of Licensed Products as set out in the Development Plan, Larasan and IntelliPharmaCeutics shall use Commercially Reasonable Efforts to develop and Larasan shall use Commercially Reasonable Efforts to commercialize the Licensed Product in the entire Territory in accordance with the terms and conditions of this Agreement; (b) Larasan shall bear the costs of Regulatory Approval(s) with respect to the Licensed Product in the Territory; and (c) thereafter Larasan shall diligently and aggressively Exploit the Licensed Product in the Territory to maximize sales. Larasan shall ensure that any Sublicense be terminable at the option of Larasan in the event that a SubLarasan fails to maintain active, diligent marketing efforts for Licensed Product.

         3.11 MANUFACTURING.

                  3.11.1 Subject to section 3.11.4, IntelliPharmaCeutics shall manufacture and supply Larasan with Licensed Product on commercially reasonable terms for clinical development of the Licensed Product pursuant to the manufacturing agreement referred to in section 3.11.2 (the "Manufacturing Agreement") to be entered into following execution of this Agreement.

                  3.11.2 Subject to section 3.11.4, following receipt of Regulatory Approval, IntelliPharmaCeutics shall manufacture and supply Larasan with Licensed Product on commercially reasonable terms pursuant to the Manufacturing Agreement.

                  3.11.3 IntelliPharmaCeutics agrees that, during the performance of the Development Activities, whenever and wherever necessary in accordance with applicable local laws and regulations, it will act in accordance with GLP or GMP as may thereby be required.

                  3.11.4 The Manufacturing Agreement will provide, among other things, that in the event that Larasan enters into a Sublicense for a Licensed Product and such SubLarasan desires to obtain rights to manufacture such Licensed Product, then IntelliPharmaCeutics will not unreasonably withhold its consent to transfer the manufacturing rights up to two such SubLarasans, unless otherwise mutually agreed, subject to reasonable compensation to IntelliPharmaCeutics for expenditures actually incurred in setting up to manufacture and/or manufacturing Licensed Products to that time (actual costs plus 30% for technology transfer), provided that secure measures can reasonably be, and are, incorporated into the sublicensing agreement to continue to safeguard the confidentiality of IntelliPharmaCeutics Know-how and Technology with respect to the Licensed Product as set forth in section 3.11.5. It will be reasonable for IntelliPharmaCeutics to so withhold its consent if the Know-how and Technology can not be secured to the satisfaction of IntelliPharmaCeutics.

                  3.11.5 It is the intent of the Parties that IntelliPharmaCeutics be the exclusive manufacturer of the Licensed Product pursuant to the terms of the Manufacturing Agreement; provided, however, that in the event that IntelliPharmaCeutics is unable or unwilling to provide clinical or commercial supply of Licensed Product within a reasonable period of time upon commercially reasonable terms including specifically, at reasonably competitive costs, then Larasan shall be entitled to seek an alternate manufacturing source. In such event, Larasan shall use commercially reasonable efforts to ensure that any such alternate manufacturing source agree (a) to maintain in strictest confidence all information relating to the manufacture of the Licensed Product and the Licensed Technology, (b) not to claim ownership of or file applications for any intellectual property protection relating to patentable inventions that may arise from the manufacture of the Licensed Product and Licensed Technology, and (c) that any patentable invention that does arise out of the manufacture of the Licensed Product and Licensed Technology belongs to IntelliPharmaCeutics from the moment of its creation.


                                    ARTICLE 4

                        ROYALTIES AND OTHER CONSIDERATION

         [ 4.1 ROYALTIES. As partial consideration for the rights, privileges and licenses granted hereunder Larasan shall make the following payments to IntelliPharmaCeutics (all amounts expressed in U.S. Dollars):

                  4.1.1 Larasan shall pay to IntelliPharmaCeutics royalties based on Net Sales of Products as follows:

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                                                                              15

                  4.1.2 Larasan shall pay to IntelliPharmaCeutics (1) [        ]
of all Sublicensing Fees received by Larasan.

         4.2 ROYALTY TERM. Larasan's payment obligations under Section 4.1 shall continue, on a country-by-country basis, with respect to each Licensed Product, for so long as such Licensed Product is on sale in such country, whether by Larasan or by an Affiliate or by a SubLarasan. Upon termination of the sales of Licensed Product(s) in any country for a period in excess of 90 days, the license granted to Larasan in Section 2.1 shall be terminated for such country, and the sole and exclusive right to Exploit the Licensed Product(s) in such country shall revert to IntelliPharmaCeutics in accordance with Section 3.5 above.

         4.3 ROYALTY PAYMENT SCHEDULE. Payments under Section 4.1 shall be payable to IntelliPharmaCeutics on a quarterly basis, within thirty (30) days after the end of each calendar quarter; provided, however, at the end of a calendar year, Larasan shall determine the actual amounts owed to IntelliPharmaCeutics under Section 4.1 and any additional amounts owed to IntelliPharmaCeutics for the first three calendar quarters of such calendar year shall be paid with the payment for the last calendar quarter of such calendar year, and provided further in the event that Larasan's payments for such calendar quarters exceed the actual amounts owed for such calendar quarters, Larasan shall have the right to offset such excess payments against the payment for the last calendar quarter of such calendar year. Only one payment will be due on Net Sales of the Licensed Product, even though the manufacture, sale or use of such Licensed Product may be covered by more than one intellectual property right in a country.

         4.4 LARASAN TECHNOLOGY ACCESS FEE. Larasan shall pay to
IntelliPharmaCeutics up-front technology access fees, over and above IntelliPharmaCeutics' reimbursable costs for Development Activities, for the Designated Compound, payable in cash as follows:

                  4.4.1 the sum of $[        ] forthwith upon execution of this
Agreement and $[        ] within forty-five days after the Effective Date; and

                  4.4.2 within 10 Business Days of any date on which Larasan, has received funding through an institutional equity financing, in respect of
the Development of the Licensed Product(s), an amount equal to [        ] of any
net proceeds, up to [        ], and received by Larasan;

         4.5 MILESTONE PAYMENTS. Larasan shall also pay to IntelliPharmaCeutics the following Milestone Payments, over and above IntelliPharmaCeutics' reimbursable costs, in respect of Development leading to FDA filing:

                  4.5.1 [        ]

                  4.5.2 [        ]

                  4.5.3 [        ]

                  4.5.4 [        ]

                  4.5.5 [        ]

         4.5A MILESTONE PAYMENTS. Larasan shall also pay to IntelliPharmaCeutics the Milestone Payments set out in this Section 4.5A, over and above IntelliPharmaCeutics' reimbursable costs, in respect of Development leading to filing in other jurisdictions in which the Parties agree to Exploit the Licensed Products. For countries in the Territory in which Larasan and IntelliPharmaCeutics do not wish to Exploit the Licensed Products, IntelliPharmaCeutics retains all right to Exploit the Licensed Products in such countries in the Territory at its sole incremental cost and for its sole and exclusive benefit.

                  4.5A.1 [        ]

                  4.5A.2 [        ]

                  4.5A.3 [        ]

                  4.5A.4 [        ]

         4.6 MODE OF PAYMENT. All payments to IntelliPharmaCeutics under this Agreement shall be paid in United States Dollars to a bank account as IntelliPharmaCeutics may reasonably designate. Any withholding taxes which Larasan, its Affiliates or any SubLarasan shall be required by applicable law to withhold on remittance of the payments shall be deducted from such payment to IntelliPharmaCeutics and remitted to the appropriate Regulatory Authority. Larasan shall furnish IntelliPharmaCeutics with the original copies of all official receipts for such taxes. If any currency conversion shall be required in connection with the payments hereunder, such conversion shall be made by using the average of the exchange rates prevailing at Citibank in New York, New York on the first business day of each month in the reporting period to which such payments relate.

         4.7 NON-REFUNDABLE, NON-CREDITABLE. The Technology Access Fee when paid, the Milestone Payments when earned, and the accounted for Development Costs when invoiced in arrears, all paid or payable to IntelliPharmaCeutics under this Agreement, shall be deemed partial consideration for rights licensed hereunder and Development Activities undertaken and performed, and are non-refundable and non-creditable against any other amounts due IntelliPharmaCeutics under this Agreement.

                                    ARTICLE 5

                               REPORTS AND RECORDS


         5.1 RECORD RETENTION. Larasan shall maintain (and shall ensure that its Affiliates and SubLarasans shall maintain) complete and accurate books, records and accounts that fairly reflect their respective Net Sales, Technology Access Fees, Milestones and Sublicense Fees payable with respect to Licensed Product in sufficient detail to confirm the accuracy of any payments required hereunder and in accordance with GAAP, which books, records and accounts shall be retained by Larasan until the later of (a) three (3) years after the end of the period to which such books, records and accounts pertain, and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

         5.2 AUDIT. During the Term of this Agreement, and for a period of 6 months after its termination, IntelliPharmaCeutics shall have the right to have an independent certified public accounting firm of nationally recognized standing, reasonably acceptable to Larasan, to have access during normal business hours, and upon reasonable prior written notice, to such of the records of Larasan (and its Affiliates and SubLarasans) as may be reasonably necessary to verify the accuracy of such Royalties on Net Sales, Technology Access Fees, Milestones and Sublicense Fees for any calendar quarter ending not more than thirty-six (36) months prior to the date of such request; provided, however, that IntelliPharmaCeutics shall not have the right to conduct more than one such audit in any twelve (12)-month period. The accounting firm shall disclose to each Party only as to whether such Royalties on Net Sales, Technology Access Fees, Milestones and Sublicense Fees are correct or incorrect and the specific amounts and details concerning any discrepancies. IntelliPharmaCeutics shall bear the cost of such audit unless the audit reveals an under-reporting or
underpayment in excess of the greater of [        ] payable for such period, in
which case Larasan shall bear the cost of the audit, rectify such underpayment and pay IntelliPharmaCeutics applicable interest as required by Section 5.5. All payments required under this Section 5.2 shall be due within thirty (30) days of the date IntelliPharmaCeutics provides Larasan notice of the payment due. The results of such accounting firm shall be final, absent manifest error.

         5.3 REPORTS. Within thirty (30) days of the end of each quarter of each calendar year, Larasan shall deliver to IntelliPharmaCeutics complete and accurate reports, giving such particulars of the business conducted by Larasan during the preceding quarter under this Agreement as shall be pertinent to an accounting for Royalties on Net Sales, Technology Access Fees, Milestones and Sublicense Fees hereunder. These shall include at least the following:

                        5.3.1 All Licensed Product distributed or sold, by or for Larasan or its Affiliates.

                        5.3.2 Total amounts invoiced for Licensed Product distributed or sold, by or for Larasan or its Affiliates.

                        5.3.3 Deductions applicable in computed "Net Sales" as defined in Section 1.33.

                        5.3.4 Total Milestone payments due based on achievement of milestones.

                        5.3.5 Total Sublicensing Fees owed by Larasan from its SubLarasans.

                        5.3.6 Total Royalties due based on Net Sales by or for Larasan or its Affiliates and Sublicensing Fees owed by its SubLarasans, including any adjustments pursuant to Section 4.3.

                        5.3.7 Names and addresses of all SubLarasans and Affiliates of Larasan.

         5.4 FINANCIAL STATEMENTS. Within one hundred twenty (120) days of the end of each fiscal year of Larasan, Larasan shall provide IntelliPharmaCeutics with such portions of Larasan's financial statements relating to Licensed Products, audited, if available, for such year to IntelliPharmaCeutics.

         5.5 INTEREST. Amounts which are not paid when due and which are not the subject of a bona fide dispute shall accrue interest from the due date until paid, at a rate equal to the then prevailing prime rate of Citibank, N.A., plus
[        ] but in no event exceeding the amount permitted by applicable law.

         5.6 CONFIDENTIALITY. Each report received by IntelliPharmaCeutics shall be treated by IntelliPharmaCeutics as if it were "Confidential Information" subject to the terms of Article 16.




                                    ARTICLE 6

                              PATENT AND TRADEMARK
                           PROSECUTION AND MAINTENANCE

         6.1 OWNERSHIP OF INFORMATION AND INVENTIONS. Subject to Section 6.2 and the license grants under Article 2, as between the Parties, each Party shall own and retain all right, title and interest in and to any and all:

(a) Information and Inventions that are conceived, discovered, developed or otherwise made by or on behalf of such Party (or its Affiliates or its sub licensees (other than the other Party and its Affiliates)), whether or not patented or patentable, and any and all Patent and other intellectual property rights with respect thereto; and

(b) other Information and Inventions, and Patent and other intellectual property rights that are Controlled (other than pursuant to the license grants set forth in Article 2) by such Party, its Affiliates or sub licensees (other than the other Party and its Affiliates). Subject to the license grants to Larasan under
Article 2, as between the Parties, IntelliPharmaCeutics shall own and retain all right, title and interest in and to all Licensed Technology.

         6.2 OWNERSHIP OF THE LICENSED PROCESS. Subject to the license grants to Larasan under Article 2, as between the Parties, IntelliPharmaCeutics shall own and retain all right, title and interest in and to the Licensed Process, including any and all Information and Inventions with respect to the Licensed Process (including any Improvements thereto) that are conceived, discovered, developed or otherwise made, by or on behalf of Larasan, its Affiliates or SubLarasans (other than IntelliPharmaCeutics and its Affiliates), whether or not patented or patentable, and any and all Patent and other intellectual property rights with respect thereto. Larasan acknowledges and agrees that

(a) the licenses granted to it pursuant to Section 2.1 permit Larasan to use the Licensed Process solely for the Exploitation of Licensed Product as provided in this Agreement,

(b) Larasan has no right to use the Licensed Process or to discover, develop or otherwise make Improvements with respect to the Licensed Process under such grants, and

(c) neither it, nor any of its Affiliates or SubLarasans, will engage, directly or indirectly, in activities designed to, or otherwise undertake or attempt, either on behalf of itself or another, to discover, develop or make any Information and Inventions that relate to the Licensed Process.

Accordingly, Larasan shall promptly disclose to IntelliPharmaCeutics in writing, the conception or reduction to practice, or the discovery, development or making of any such Information and Inventions that relate to the Licensed Process and shall, and does hereby, assign, and shall cause its Affiliates and SubLarasans to so assign, to IntelliPharmaCeutics, without additional compensation, all of their respective rights, titles and interests in and to any such Information and Inventions.

         6.3 OWNERSHIP OF JOINT TECHNOLOGY. Subject to Section 6.2 and the license grants under Article 2, the Parties shall each own an equal, undivided interest in and to any and all

(a) Information and Inventions, conceived, discovered, developed or otherwise made, jointly by or on behalf of IntelliPharmaCeutics (or its Affiliates) on the one hand, and Larasan (or its Affiliates or SubLarasans), on the other hand, in connection with the work conducted under or in connection with this Agreement, whether or not patented or patentable; and

(b) such patents and other intellectual property rights with respect thereto, provided, in the case of patents for invention, that the joint contribution of the Party or Parties was inventive (collectively, the "Joint Technology").

Each Party shall promptly disclose to the other Party in writing, and shall cause its Affiliates, licensees and sublicensees to so disclose, the development, making, conception or reduction to practice of any Joint Technology.

         6.4 OWNERSHIP OF LICENSED TRADEMARKS. Subject to the license grants under Article 2, as between the Parties, IntelliPharmaCeutics shall own and retain all right, title and interest in and to the Licensed Trademarks (Schedule "A"). Larasan hereby acknowledges and affirms that

(a) to the best of its knowledge, the Licensed Trademarks and any registrations thereof are valid and

(b) that IntelliPharmaCeutics or its Affiliates, as the case may be, are the owners of all right and title to and interest in the Licensed Trademarks and the registrations thereof, including any form or embodiment thereof, and the goodwill now and hereafter associated with the Licensed Trademarks.

Larasan (on its own behalf and on behalf of its Affiliates) expressly disclaims any right or title to or interest in the Licensed Trademarks and the registrations thereof, except for the license granted in Section 2.1.2. Larasan hereby agrees and undertakes that it will not, and it will cause its Affiliates not to, contest or dispute the validity of, or the rights of IntelliPharmaCeutics and its Affiliates, as the case may be, in and to, the Licensed Trademarks, or any part thereof, or the registrations thereof, nor knowingly impair or endanger the validity of any of the foregoing.

Larasan acknowledges that all use of the Licensed Trademarks by or on behalf of Larasan or its Affiliates shall inure to the benefit of IntelliPharmaCeutics and its Affiliates. Upon termination of the license granted in Section 2.1.2, Larasan and its Affiliates shall not be entitled to any compensation for any increase in the value of the Licensed Trademarks or for any goodwill associated therewith. If so requested, Larasan shall, and shall cause its Affiliates to, assist IntelliPharmaCeutics and its Affiliates to safeguard their full right, title and interest in and to the Licensed Trademarks and the registrations thereof. Notwithstanding the foregoing, Larasan shall continue to own all right, title and interest in Larasan Trademarks.

         6.5 UNITED STATES LAW. The determination of whether Information and Inventions are conceived, discovered, developed or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with applicable United States law.


         6.6 PROSECUTION OF PATENTS AND TRADEMARKS.

                  6.6.1 PROSECUTION OF INTELLIPHARMACEUTICS PATENTS AND TRADEMARKS. As between the Parties, IntelliPharmaCeutics shall have the sole right, at its cost and expense, to obtain, prosecute and maintain throughout the world the

IntelliPharmaCeutics Patents and Licensed Trademarks; provided, however, that Larasan shall reimburse IntelliPharmaCeutics for one hundred percent (100%) of the reasonable out-of-pocket costs incurred by IntelliPharmaCeutics for filing, prosecuting and maintaining such IntelliPharmaCeutics Patents to the extent that they claim or cover solely the Exploitation of the Licensed Product. Larasan shall, and shall cause its Affiliates and SubLarasans, as applicable, to, cooperate fully with IntelliPharmaCeutics in the preparation, filing, prosecution, and maintenance of IntelliPharmaCeutics's Patents. Such cooperation includes (a) promptly executing all papers and instruments and requiring employees to execute such papers and instruments as reasonable and appropriate so as to enable IntelliPharmaCeutics to file, prosecute, and maintain its Patents in any country; and (b) promptly informing IntelliPharmaCeutics of matters that may affect the preparation, filing, prosecution, or maintenance of any such Patents. IntelliPharmaCeutics shall provide Larasan with drafts of all patent applications and other material submissions to and correspondence with any patent authorities to the extent such applications or submissions relate to the Licensed Technology (other than the Licensed Process), in sufficient time, but in any event not less than thirty (30) days prior to the date a reply is required by the relevant patent authorities, to allow for review and comment by Larasan. In addition, IntelliPharmaCeutics shall provide Larasan with an opportunity to consult with IntelliPharmaCeutics regarding the filing and contents of any such application, submission or correspondence. If Larasan provides to IntelliPharmaCeutics comments with respect to any such application, submission or correspondence, to the extent such comments relate to any Licensed Technology (other than the Licensed Process), IntelliPharmaCeutics agrees to reasonably consider such comments, it being understood that IntelliPharmaCeutics retains the right to determine whether to comply with or incorporate such comments, if at all. If (a) IntelliPharmaCeutics elects not to pursue the filing, prosecution or maintenance of a IntelliPharmaCeutics Patent in a particular country, or to take any other action with respect to a IntelliPharmaCeutics Patent in a particular country that is necessary or useful to establish or preserve rights with respect to the Licensed Product, and (b) such Patent does not claim or cover the Licensed Process, then IntelliPharmaCeutics shall so notify Larasan promptly in writing and in good time to enable Larasan to meet any deadlines by which an action must be taken to establish or preserve any such rights in such IntelliPharmaCeutics Patent in such country. Upon receipt of any such notice by IntelliPharmaCeutics or if, at any time, IntelliPharmaCeutics fails to initiate any such action within thirty
(30) days after a request by Larasan that it do so (and thereafter diligently pursue such action), Larasan shall have the right, but not the obligation, to pursue the filing or registration, or support the continued prosecution or maintenance, of such IntelliPharmaCeutics Patent at its expense in such country. If Larasan elects to pursue such filing or registration, as the case may be, or continue such support, then Larasan shall notify IntelliPharmaCeutics of such election and IntelliPharmaCeutics shall, and shall cause its Affiliates to, (a) reasonably cooperate with Larasan in this regard, and (b) promptly grant to Larasan, without additional consideration, an exclusive, perpetual, irrevocable, royalty-free license in such country under such IntelliPharmaCeutics Patent.

                  6.6.2 JOINT PATENTS. The Parties shall cooperate, and shall cause their respective Affiliates and sublicensees, as applicable, to cooperate, with one another with respect to the filing, prosecution and maintenance of all Joint Patents, including by selecting outside counsel, reasonably acceptable to the Parties, to handle such filing, prosecution and maintenance. The Parties shall share equally in the expenses associated with the filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all Joint Patents. If a Party elects not to pursue the filing, prosecution or maintenance of a Joint Patent in a particular country, or to take any other action with respect to Joint Technology in a particular country that is necessary or reasonably useful to establish or preserve rights thereto, then in each such case such Party shall so notify the other Party promptly in writing and in good time to enable such other Party to meet any deadlines by which an action must be taken to establish or preserve any such rights in such Joint Technology in such country. Upon receipt of each such notice by such other Party or if, at any time, such Party fails to initiate any such action within thirty (30) days after a request by such other Party that it do so (or thereafter diligently pursue such action), such other Party shall have the right, but not the obligation, to pursue the filing or registration, or support the continued prosecution or maintenance, of such Patent at its expense in such country. If such other Party elects to pursue such filing or registration, as the case may be, or continue such support, then such other Party shall notify such Party of such election and such Party shall, and shall cause its Affiliates, licensees and sublicensees, as applicable, to,
(a) reasonably cooperate with such other Party in this regard, and (b) promptly release or assign to such other Party, without compensation, all right, title and interest in and to such Patent in such country.


         6.7 ENFORCEMENT OF PATENTS AND TRADEMARKS.

                  6.7.1 TECHNOLOGY AND TRADEMARKS OF INTELLIPHARMACEUTICS. If either Party determines that any Technology or Trademark of IntelliPharmaCeutics or any Joint Technology is being infringed by a Third Party's activities and that such infringement could affect the exercise by the Parties of their respective rights and obligations under this Agreement, it shall promptly notify such other Party in writing and provide such other Party with any evidence of such infringement that is reasonably available. Promptly after the receipt of such written notice, the Parties shall meet and discuss in good faith the removal of such infringement. IntelliPharmaCeutics shall consider in good faith any comments from Larasan and shall keep Larasan reasonably informed of any steps taken to remove such infringement. IntelliPharmaCeutics shall have the first right, but not the obligation, to remove such infringement at its sole cost and expense; provided, however, that Larasan shall reimburse IntelliPharmaCeutics for one hundred percent (100%) of the reasonable out-of-pocket costs incurred by IntelliPharmaCeutics with respect to the removal of any such infringement when undertaken solely at the request of Larasan. In the event that IntelliPharmaCeutics fails, within ninety (90) days following notice of such infringement, to take commercially appropriate steps to remove any infringement of any IntelliPharmaCeutics Patent, Joint Patent or Licensed Trademark that is likely to have a material adverse effect on the sale of a Licensed Product, or earlier notifies Larasan in writing that it will not take such steps, Larasan shall have the right, but not the obligation, to do so at Larasan's expense; provided, however, that if IntelliPharmaCeutics has commenced negotiations with an alleged infringer for discontinuance of such infringement within such ninety (90) day period, IntelliPharmaCeutics shall have an additional ninety (90) days to conclude its negotiations before Larasan may bring suit for such infringement, and provided further that Larasan shall not enter into any settlement or compromise with respect to any IntelliPharmaCeutics Patent, Joint Patent or Licensed Trademark without IntelliPharmaCeutics's prior consent, which consent shall not be unreasonably withheld. Each Party shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the enforcing Party to maintain the action. Any amounts recovered by a Party pursuant to this Section, whether by settlement or judgment, shall be used to reimburse the Parties for their reasonable costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses), with any remainder being retained by the Party that brought the enforcement action; provided, however, that to the extent that any award is attributable to the loss of sales of Licensed Product, such amount shall be paid to Larasan and shall be treated as Net Sales on which royalties shall be due under Article 4.


         6.8 POTENTIAL THIRD PARTY RIGHTS.

                  6.8.1 THIRD-PARTY LICENSES. If (a) in the opinion of outside patent counsel to Larasan, Larasan, or any of its Affiliates or SubLarasans, cannot Exploit a Licensed Product in a country in the Territory without infringing one or more Patents that have issued to a Third Party in such country, or (b) as a result of any claim made against a Party, or any of its Affiliates or sublicensees, alleging that the Exploitation of a Licensed Product infringes or misappropriates any Patent or any other intellectual property right of a Third Party in a country in the Territory, a judgment is entered by a court of competent jurisdiction from which no appeal is taken within the time permitted for appeal, such that Larasan cannot Exploit such Licensed Product in such country without infringing the Patent or other proprietary rights of such Third Party, then, in either case, Larasan shall have the first right, but not the obligation to negotiate and to obtain a license from such Third Party as necessary for the Exploitation of any Licensed Product hereunder in such country; provided, however, that IntelliPharmaCeutics shall have the sole right to seek any such license with respect to the Licensed Process and shall use commercially reasonable efforts to obtain such a license in its own name from such Third Party in such country, under which IntelliPharmaCeutics shall, to the extent permissible under such license, grant a sublicense to Larasan as necessary for Larasan, and any of its Affiliates and SubLarasans, to Exploit the Licensed Product as provided hereunder in such country. Larasan shall be solely responsible for one hundred percent (100%) of all royalty and other obligations with respect to the Exploitation of the Licensed Product; provided, however, that Larasan shall have the right to credit fifty percent (50%) of any royalties paid by Larasan, its Affiliates or SubLarasans under such license with respect to such country against the royalty payments to be paid by Larasan to IntelliPharmaCeutics with respect to the sale of the Licensed Product(s) under
Section 4.1; provided, however, that no royalty payment when due, regardless of the amount or number of credits available to Larasan in accordance with this Agreement, shall be reduced by more than fifty percent (50%) of the amounts otherwise owed pursuant to Section 4.1 in any calendar quarter. Credits not exhausted in any calendar quarter may be carried into future calendar quarters.

                  6.8.2 THIRD PARTY LITIGATION. In the event that a Third Party institutes a patent, trademark or other infringement suit (including any suit alleging the invalidity or unenforceability of the Patents of a Party or its Affiliates, or claiming confusion, deception or dilution of a Trademark) against either Party or its respective Affiliates, licensees or sublicensees during the Term, alleging use of the Licensed Technology, Licensed Trademarks or any other activities hereunder, infringes one or more patent, trademark or other intellectual property rights held by such Third Party (an "Infringement Suit"), the Parties shall cooperate with one another in defending such suit. IntelliPharmaCeutics shall have the first right, at its sole expense, to direct and control any Infringement Suit to the extent that it relates to the use of the Licensed Technology, the Licensed Trademarks or the Licensed Process; provided that Larasan shall bear one hundred percent (100%) of the costs and expenses associated with any such Infringement Suit to the extent that it relates solely to the Exploitation of the Licensed Product.


7.       LICENSED TRADEMARKS AND LICENSED TRADEMARK INFRINGEMENT.

         7.1 OWNERSHIP OF LICENSED TRADEMARKS. Larasan acknowledges the validity of all United States and foreign Licensed Trademark registrations and agrees that Licensed Trademarks are the sole property of IntelliPharmaCeutics and shall not at any time claim any right, title or interest in or to the Licensed Trademarks. Larasan shall not at any time question the validity of the Licensed Trademarks and shall take no action that in any way derogates from, or adversely affects the validity of, the Licensed Trademarks or the ownership of the Licensed Trademarks by IntelliPharmaCeutics. Larasan shall adhere to all the directives of IntelliPharmaCeutics and instructions pertaining to the use of the Licensed Trademarks. Larasan shall take no action with respect to such Licensed Trademarks, including but not limited to, applying for Licensed Trademarks which are the same as or similar to the Licensed Trademarks in its own name or in the name of any Affiliate.


         7.2 LICENSED TRADEMARK INFRINGEMENT DEFENSE. In the event that Larasan is sued by a third party for infringement of a third party's Licensed Trademark because of the Larasan's use or Licensed Trademarks in the Territory, Larasan shall promptly notify IntelliPharmaCeutics in writing of the institution of such suit. IntelliPharmaCeutics shall have the right, in its sole discretion, to control the defense of such suit at its own expense, in which event Larasan shall have the right to be represented by advisory counsel of its own selection, at its own expense, and shall cooperate in the defense of such suit and furnish to reasonable assistance.

         7.3 RIGHT TO DEFEND. If IntelliPharmaCeutics does not elect within thirty (30) days after receipt of such notice to undertake defense of Licensed Trademarks which is/are the subject of such suit, Larasan may elect to undertake such defense at its own expense, and IntelliPharmaCeutics shall then have the right to be represented by advisory counsel of its own selection and at its own expense, and IntelliPharmaCeutics shall cooperate fully in the defense of such suit and furnish to reasonable assistance.

         7.4 In the event that a Third Party sues Larasan, its Affiliates or SubLarasans alleging Trademark infringement by reason of the use of the Licensed Trademarks, IntelliPharmaCeutics, at IntelliPharmaCeutics' cost shall promptly undertake to defend Licensed Trademark and Larasan's exclusive rights in Licensed Trademark granted hereunder.


                                    ARTICLE 8

                              TERM OF THE AGREEMENT

         8.1 TERM. Unless otherwise terminated pursuant to Article 8, this Agreement shall enter into effect on the Effective Date and shall remain in full force and effect on a country-by-country basis until the Licensed Product(s) is no longer sold by Larasan or an Affiliate or a SubLarasan in the country, and at the time of such termination all rights granted by IntelliPharmaCeutics under this Agreement for that country automatically revert unimpaired to IntelliPharmaCeutics.


                                    ARTICLE 9

                                   TERMINATION

         9.1 TERMINATION UPON INSOLVENCY. If Larasan shall become bankrupt, or shall file a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee or of its assets, or if an involuntary petition for any of the foregoing shall be filed with respect to Larasan and not dismissed within sixty (60) days, or if the business of Larasan shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of Larasan or otherwise, this Agreement shall automatically terminate.

         9.2 TERMINATION FOR PAYMENT DEFAULT. Should Larasan fail to make payment to IntelliPharmaCeutics of royalties or other amounts due in accordance with the terms of this Agreement, IntelliPharmaCeutics shall have the right to terminate this Agreement within thirty (30) days after giving said notice of termination unless Larasan shall pay to IntelliPharmaCeutics, within the 30-day period, all such amounts due and payable. Upon the expiration of the 30-day period, if Larasan shall not have paid all such amounts due and payable, the rights, privileges and licenses granted hereunder shall, at the option of IntelliPharmaCeutics, immediately terminate. In the event a payment is the subject of a bona fide dispute between IntelliPharmaCeutics and Larasan that is being pursued by a Party pursuant to the dispute resolution mechanism in Article 10, then Larasan shall deposit such disputed payment into an escrow account agreed by the Parties, but shall provide IntelliPharmaCeutics with written notice to IntelliPharmaCeutics that such funds are being deposited subject to the outcome of dispute resolution procedure. In the event such dispute is finally and conclusively resolved in favor of Larasan, such funds held in escrow shall be promptly returned to Larasan with interest calculated pursuant to
Article 5.5 from the date of such deposit. In the event that such dispute is finally and conclusively resolved in favor of

IntelliPharmaCeutics such funds held in escrow shall be promptly paid to IntelliPharmaCeutics with interest calculated pursuant to Article 5.5 from the date of such deposit.

         9.3 TERMINATION FOR MATERIAL BREACH. Upon any material breach or default of this Agreement by either Party, other than as set forth in Sections
8.1 or 8.2 above, and subject to Section 2.4.3, the other Party shall have the right to terminate this Agreement and the rights, privileges and licenses granted hereunder upon giving thirty (30) days notice to the breaching Party. Such termination shall become effective upon the expiration of such thirty
(30)-day period unless the breaching Party shall have cured any such breach or default prior to the expiration of such thirty (30) day period. Upon any such termination by either Party, all rights granted by IntelliPharmaCeutics under this Agreement revert unimpaired to IntelliPharmaCeutics.

         9.4 FAILURE TO OBTAIN FINANCING. Notwithstanding anything to the contrary herein, should Larasan fail to obtain firm commitments for interim
financing in the amount of [        ] on or before [        ], or such other
sums as may otherwise be agreed from time to time, in writing between the Parties (the "Minimum Financing"), IntelliPharmaCeutics shall have the right, which right shall continue until such time as Larasan obtains the Minimum Financing, but not the obligation, to immediately terminate this Agreement upon written notice to Larasan.

         9.5 TERMINATION BY LARASAN. Larasan shall have the right at any time to terminate this Agreement in whole or as to any Licensed Product or any country by giving 90 days notice thereof in writing to IntelliPharmaCeutics. No such termination can act in any way to diminish or extinguish any rights of payment by Larasan to IntelliPharmaCeutics of any monies paid or payable pursuant to the terms of this Agreement.

         9.6 SURVIVAL. Any expiration or termination of this Agreement shall not affect the rights and obligations of the Parties accrued prior to such expiration or termination. Without limiting the foregoing, Articles 4, 5, 6, 9, 10, 11, 14, 15 and 16 and Sections 9.7, 9.8, 16.1, 16.7 and this 8.6 shall survive the termination or expiration of this Agreement for any reason.

         9.7 WORK-IN-PROGRESS. Larasan and/or any SubLarasan thereof may, however, after the effective date of such termination and continuing for a period not to exceed six (6) months thereafter, sell all completed Licensed Product, and any Licensed Product in the process of manufacture at the time of such termination, and sell the same, provided that Larasan shall pay or cause to be paid to IntelliPharmaCeutics the Royalties thereon as required by Article 4 of this Agreement and shall submit the reports required by Article 5 hereof on the sales of Licensed Product.

         9.8 RETURN OF INFORMATION; ASSIGNMENT AND LICENSE.

                  9.8.1 Upon termination of this Agreement, Larasan shall, and shall cause its Affiliates and SubLarasans, as applicable, to return to IntelliPharmaCeutics any and all data, files, records and other materials in its possession or control that relate to the Licensed Technology or contain or comprise IntelliPharmaCeutics's Information and Inventions or other Confidential Information (except one copy of each that may be retained for archival purposes).

                  9.8.2 Upon the termination of this Agreement, Larasan (a) shall, and shall cause its Affiliates and, subject to Section 8.8.3, SubLarasans to, promptly disclose to IntelliPharmaCeutics, in whatever form IntelliPharmaCeutics may request, all Regulatory Documentation and all other Information and Inventions in the possession or control of Larasan, its Affiliates or SubLarasans that relate to the Exploitation of such Licensed Product, (b) shall, and does hereby, assign, and shall cause its Affiliates and, subject to Section 8.8.3, SubLarasans to assign, to IntelliPharmaCeutics, without additional compensation, all of their respective rights, titles and interests in and to any and all (i) patent, trademark, copyright or other intellectual property rights, (ii) Regulatory Documentation per Section 3.5 and all data included or referenced therein, and (iii) other Information and Inventions in the possession or Control of Larasan, its Affiliates or SubLarasans, in each case that relate to the Exploitation of such Licensed Product (the "Agreement-Related Assets") and are permitted to be assigned, and
(c) to the extent that the Agreement-Related Assets may not be assigned, shall, and does hereby, grant, and shall cause its Affiliates and, subject to Section 8.8.3, SubLarasans to grant, to IntelliPharmaCeutics, without additional compensation, a perpetual, irrevocable, royalty-free, exclusive, sublicenseable through multiple tiers of sublicensees, right and license to Exploit such Licensed Product in the Territory.

                  9.8.3 Notwithstanding anything contained in Section 9.8.1 or 9.8.2, in the event that any sublicense granted by Larasan survives pursuant to
Section 2.4.3, the SubLarasan may retain (a) the information and materials identified in Section 9.8.1 that are rightfully in its possession and (b) Agreement-Related Assets, in each case until the termination of such sublicense, whereupon such SubLarasan shall return such materials to IntelliPharmaCeutics.

         9.9 CUMULATIVE REMEDIES. The rights and remedies set forth in this
Article 9 are cumulative and in addition to any other rights that may be available to the Parties.



                                   ARTICLE 10

                                   ARBITRATION

         10.1 PROCEDURES. Any dispute arising from or relating to this Agreement shall be determined before a tribunal of three arbitrators in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). One arbitrator shall be selected by IntelliPharmaCeutics, one arbitrator shall be selected by Larasan and the third arbitrator shall be selected by mutual agreement of the first two arbitrators or by the AAA, if the arbitrators appointed by the Parties are unable to select a third arbitrator within thirty (30) days.

         10.2 PATENT DISPUTES. Any claim, dispute, or controversy concerning the validity, enforceability, or infringement of any patent contained in the IntelliPharmaCeutics

Patents licensed hereunder shall be resolved in any court having jurisdiction thereof. In the event that, in any arbitration proceeding, any issue shall arise concerning the validity, enforceability, or infringement of any patent contained in the IntelliPharmaCeutics Patents licensed hereunder, the arbitrators shall, to the extent possible, resolve all issues other than validity, enforceability, and infringement; in any event, the arbitrators shall not delay the arbitration proceeding for the purpose of obtaining or permitting either Party to obtain judicial resolution of such issues, unless an order staying the arbitration proceeding shall be entered by a court of competent jurisdiction. Neither Party shall raise any issue concerning the validity, enforceability, or infringement of any patent contained in the IntelliPharmaCeutics Patents licensed hereunder, in any proceeding to enforce any arbitration award hereunder, or in any proceeding otherwise arising out of any such arbitration award.

         10.3 COSTS. The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the arbitration panel. Judgment on the arbitration award may be entered by any court of competent jurisdiction.


                                   ARTICLE 11

                          INDEMNIFICATION AND INSURANCE


         11.1 INDEMNIFICATION OF INTELLIPHARMACEUTICS. Larasan shall defend, indemnify and hold IntelliPharmaCeutics, its Affiliates, and their respective directors, officers, employees and agents harmless from and against all liability, demands, damages, including expenses or losses including death, personal injury, illness or property damage (collectively, "Losses") arising directly or indirectly out of any: (a) breach of this Agreement by Larasan, its Affiliates, SubLarasans or permitted assigns or transferees; (b) actual or asserted violations of Applicable Law by Larasan, its Affiliates, SubLarasans or permitted assignees or transferees; (c) use by Larasan, its Affiliates, SubLarasans or permitted assignees or transferees of the Licensed Technology or
(d) Exploitation of the Licensed Product by Larasan, its Affiliates, SubLarasans or permitted assignees or transferees, except for those Losses for which IntelliPharmaCeutics has an obligation to indemnify Larasan and its Affiliates pursuant to Section 11.2, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses and other than as a result of IntelliPharmaCeutics' gross negligence, recklessness or willful misconduct.

         11.2 INDEMNIFICATION OF LARASAN. IntelliPharmaCeutics shall defend, indemnify and hold Larasan, its Affiliates, and their respective directors, officers, employees and agents harmless from and against all Losses arising directly or indirectly out of any: (a) breach of this Agreement by IntelliPharmaCeutics or its Affiliates; or (b) actual or asserted violations of Applicable Law by IntelliPharmaCeutics or its Affiliates, except for those Losses for which Larasan has an obligation to indemnify IntelliPharmaCeutics and its Affiliates pursuant to Section 11.1, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

         11.3 INDEMNIFICATION PROCEDURE.

                  11.3.1 NOTICE OF CLAIM. The indemnified Party shall give the indemnifying Party prompt written notice (an "Indemnification Claim Notice") of any Losses or discovery of fact upon which such indemnified Party intends to base a request for indemnification under Section 10.1 or Section 10.2, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses. All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the "Indemnified Party").

                  11.3.2 THIRD PARTY CLAIMS. The obligations of an indemnifying Party under this Article 11 with respect to Losses arising from claims of any Third Party that are subject to indemnification as provided for in Sections 11.1 or 11.2 (a "Third Party Claim") shall be governed by and be contingent upon the following additional terms and conditions:

                        (A) CONTROL OF DEFENSE. At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying Party's receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify any indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against any indemnified Party's claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party. In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by any indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, the indemnifying Party shall not be liable to the Indemnified Party or any other indemnified Party for any legal expenses subsequently incurred by such indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless an Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all costs and expenses (including attorneys' fees and costs of suit) and any Losses incurred by the indemnifying Party in its defense of the Third Party Claim with respect to such Indemnified Party.

                        (B) RIGHT TO PARTICIPATE IN DEFENSE. Without limiting
Section 11.3.2(a), any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose;

provided, however, that such employment shall be at the Indemnified Party's own expense unless (i) the employment thereof has been specifically authorized by the indemnifying Party in writing or (ii) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 11.3.2(a) (in which case the Indemnified Party shall control the defense).

                        (C) SETTLEMENT. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnified Party's becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.3.2(a), the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The indemnifying Party shall not be liable for any settlement or other disposition of a Loss by an indemnified Party that is reached without the written consent of the indemnifying Party. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying Party.

                        (D) COOPERATION. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other indemnified Party to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

                        (E) EXPENSES. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a calendar quarter basis by the indemnifying Party, without prejudice to the indemnifying Party's right to contest the Indemnified Party's right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

         11.4 INSURANCE.

                  11.4.1 Prior to entering human clinical trials and/or commercial sales, Larasan shall have and maintain such type and amounts of liability insurance covering the manufacture, supply, use and sale of the Licensed Product as is normal and customary in the pharmaceutical industry generally for parties similarly situated, and shall upon request provide each other with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto.

                  11.4.2 At all times during the Development Activities, IntelliPharmaCeutics shall have and maintain such type and amounts of liability insurance covering the manufacture, supply, use and sale of the Licensed Product for research and development purposes as is normal and customary in the pharmaceutical industry generally for parties similarly situated, and shall upon request provide the Larasan with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto.



                                   ARTICLE 12

                         REPRESENTATIONS AND WARRANTIES;
                             LIMITATION OF LIABILITY

         12.1 INTELLIPHARMACEUTICS

                  12.1.1 It is a corporation duly organized and, validly existing and in good standing under the laws of Canada.

                  12.1.2 When executed and delivered, this Agreement will become valid and binding on IntelliPharmaCeutics and enforceable against IntelliPharmaCeutics in accordance with its terms.

                  12.1.3 It is not a party to any agreement, indenture or other instrument and has no provision in its certificate of formation and knows of no law or regulation which would prohibit it from entering into this Agreement, performing the agreements contemplated hereunder or granting the licenses granted hereunder; and

                  12.1.4 It has not previously granted and will not grant any rights in conflict with the rights and licenses granted to Larasan herein, and itself or through Affiliates, is the owner or licensee of the certain intellectual property rights that comprise the Technology, with the right to license the Technology to Larasan.

                  12.1.5 To its knowledge and information it is not aware of any claim or other legal action brought by a third party involving the IntelliPharmaCeutics Patents or the Technology.

         12.2 LARASAN

                  12.2.1 It is a corporation duly organized and, validly existing and in good standing under the laws of the state of Florida.

                  12.2.2 When executed and delivered, this Agreement will become valid and binding on Larasan and enforceable against Larasan in accordance with its terms.

                  12.2.3 It is not a party to any agreement, indenture or other instrument and has no provision in its certificate of formation and knows of no law or regulation which would prohibit it from entering into this Agreement, performing the agreements contemplated hereunder or receiving the licenses granted hereunder; and

         12.3 Disclaimer of Warranties.

INTELLIPHARMACEUTICS MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PATENT RIGHTS AND KNOW-HOW, OR LICENSED PRODUCTS INCLUDING. BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND TIIE VALIDITY OR SCOPE OF ANY PATENT OR OF COMMERCIAL UTILITY OF ANY PATENT OR KNOW-HOW. INTELLIPHARMACEUTICS MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCTS CAN BE DEVELOPED SUCCESSFULLY, OR THAT THE FDA OR ANY OTHER REGULATORY AUTHORITY WILL GRANT APPROVALS IN RESPECT OF ANY APPLICATIONS TO SUCH AUTHORITY FOR APPROVAL TO SELL THE LICENSED PRODUCT IN A JURISDICTION. INTELLIPHARMACEUTICS MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCTS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT OF ANY THIRD PARTY. INTELLIPHARMACEUTICS SHALL NOT BE LIABLE TO LARASAN, ITS AFFILIATES OR SUBLARASANS SUCCESSORS OR ASSIGNS OR ANY THIRD PARTY FOR ANY LOSS OF PROFITS, ACTUAL OR ANTICIPATED, LOSS OF BUSINESS, INTERRUPTION OF BUSINESS, NOR FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING FROM OR IN CONNECTION WITH TIIE USE OF TIIE INTELLIPHARMACEUTICS TECHNOLOGY OR THE PROPRIETARY INFORMATION SUPPLIED HEREUNDER OR TIIE MANUFACTURE, IMPORT, USE, OFFER FOR SALE, SALE OR OTHER DISPOSITION OF LICENSED PRODUCTS.




                                   ARTICLE 13

                                   ASSIGNMENT

         This Agreement and the rights and duties appertaining hereto may not be assigned by either party without first obtaining the written consent of the other party, which consent shall not be unreasonably withheld. Any such purported assignment, without the written consent of the other party, shall be null and of no effect. Notwithstanding the foregoing, either party may assign this Agreement (i) to a purchaser, merging or consolidating corporation, or acquiror of substantially all of the Company's assets or business and/or pursuant to any reorganization, or (ii) to an Affiliate of the Company subject to the consent of the other party to this agreement which consent shall not be unreasonably withheld. Larasan may not assign this agreement to any party in direct competition to IntelliPharmaCeutics. IntelliPharmaCeutics may license or assign rights such as those to which this Agreement pertains for any country or territory not covered, or which may revert to IntelliPharmaCeutics, from time to time by the terms of this Agreement.


                                   ARTICLE 14

                          USE OF NAMES AND PUBLICATION

         14.1 USE OF NAME. Nothing contained in this Agreement shall be construed as granting any right to Larasan, its Affiliates or SubLarasans to use in advertising, publicity, or other promotional activities the name of IntelliPharmaCeutics or any of its units (including contraction, abbreviation or simulation of any of the foregoing) without the prior, written consent of IntelliPharmaCeutics; provided, however, that IntelliPharmaCeutics acknowledges and agrees that Larasan may use the names of IntelliPharmaCeutics in various documents used by Larasan for raising capital and financing without such prior written consent to the limited extent that such use may be required by law, and provided further that all such uses shall be factually accurate and not misleading, and Larasan indemnifies and insures IntelliPharmaCeutics against any and all loss or damage arising from any factually inaccurate or misleading usage.

         14.2 RELATIONSHIP OF THE PARTIES. Nothing herein shall be deemed to establish a relationship of principal and agent between IntelliPharmaCeutics and Larasan, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as creating a partnership between IntelliPharmaCeutics and Larasan, or as creating any other form of legal association or arrangement which would impose liability upon one Party for the act or failure to act of the other Party.

         14.3 PUBLICATIONS. In the event that either party desires to publish or disclose, by written, oral or other presentation, Licensed Technology or any material information related thereto, then such party shall notify the other in writing of its intention at least sixty (60) days prior to any speech, lecture or other oral presentation and at least sixty (60) days before any written or other publication or disclosure, and shall include with such notice a description of any proposed oral presentation or, with respect to any proposed written or other disclosure, a current draft of such proposed disclosure or abstract. IntelliPharmaCeutics may request that Larasan, no later than thirty
(30) days following the receipt of such notice, delay such presentation, publication or disclosure in order to enable IntelliPharmaCeutics to file, or have filed on its behalf or jointly, as applicable, a patent application, copyright or other appropriate form of intellectual property protection related to the information to be disclosed or request that Larasan do so. Upon receipt of such request to delay such presentation, publication or disclosure, Larasan shall arrange for a delay of such presentation, publication or disclosure until such time as Larasan or IntelliPharmaCeutics has filed, or had filed on its behalf, such patent application, copyright or other appropriate form of intellectual property protection in form and in substance reasonably satisfactory to IntelliPharmaCeutics. If Larasan does not receive any such request from IntelliPharmaCeutics to delay such presentation, publication or disclosure, Larasan may submit such material for presentation, publication or other form of disclosure. Notwithstanding the foregoing, in no event shall Larasan have any right to publish or disclose the Licensed Process or any information or data related thereto without the prior written consent of IntelliPharmaCeutics, which consent IntelliPharmaCeutics may unreasonably withhold in its sole discretion.


                                   ARTICLE 15

                   PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

         All notices or other communications that are required or permitted hereunder shall be in writing and delivered personally, sent by telecopier (and promptly confirmed by personal delivery, registered or certified mail or overnight courier as provided herein), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to IntelliPharmaCeutics to:

         IntelliPharmaCeutics Corporation
         405 Britannia Road East
         Suite 106
         Mississauga, Ontario
         Canada L6L 5J3
         Attention:  President
         905-507-1946 (fax copy of mailed originals)

If to Larasan to:

         Larasan Pharmaceutical Corporation
         3800 Galt Ocean Drive
         Suite 712
         Ft. Lauderdale, Florida, 33308
         Attention: President
         775- 535-8143 (fax copy of mailed originals)


or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication shall be deemed to have been given (a) when delivered, if personally delivered or sent by telecopier on a business day, (b) on the business day after dispatch, if sent by nationally-recognized overnight courier, and (c) on the third business day following the date of mailing, if sent by mail. It is understood and agreed that this Article 16 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

                                   ARTICLE 16

                                 CONFIDENTIALITY

         16.1 DEFINITION. "Confidential Information" of a Party shall mean all information and know-how and any tangible embodiments thereof provided by or on behalf of such Party to the other Party either in connection with the discussions and negotiations pertaining to, or in the course of performing, this Agreement, including the terms of this Agreement; the Designated Compounds; data; knowledge; practices; processes; ideas; research plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific, manufacturing, marketing and business plans; and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business. For purposes of this Agreement, notwithstanding the Party that disclosed such information or know-how, all Know-How and all Information and Inventions with respect to the Licensed Process shall be Confidential Information of IntelliPharmaCeutics.

         16.2 EXCLUSIONS. Notwithstanding the foregoing, information or know-how of a Party shall not be deemed Confidential Information with respect to a receiving Party for purposes of this Agreement if such receiving party can affirmatively demonstrate through the production of written documentation that such information or know-how:

                  16.2.1 was already known to the receiving Party or its Affiliates, other than under an obligation of confidentiality or non-use, at the time of disclosure to such receiving Party;

                  16.2.2 was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or was otherwise part of the public domain, at the time of its disclosure to such receiving Party;

                  16.2.3 became generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or otherwise became part of the public domain, after its disclosure to such receiving Party through no fault of a Party other than the Party that Controls such information and know-how;

                  16.2.4 was disclosed to such receiving Party or its Affiliates, other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation to the Party that Controls such information and know-how not to disclose such information or know-how to others; or

                  16.2.5 was independently discovered or developed by such receiving Party or its Affiliates, as evidenced by their written records, without the use of Confidential Information belonging to the Party that Controls such information and know-how, except with respect to the IntelliPharmaCeutics Know-How with respect to the Licensed Process, which shall be and remain Confidential Information of IntelliPharmaCeutics.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of a Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of such Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of a Party merely because individual elements of such Confidential Information are in the public domain or in the possession of such Party unless the combination and its principles are in the public domain or in the possession of such Party.

         16.3 DISCLOSURE AND USE RESTRICTION. Except as expressly provided herein, the Parties agree that during the Term of this Agreement, and for ten
(10) years thereafter, each Party and its Affiliates and sublicensees shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information of the other Party, its Affiliates or sublicensees.

         16.4 AUTHORIZED DISCLOSURE. Each Party may disclose Confidential Information of the other Party to the extent that such disclosure is:

                  16.4.1 REQUIRED BY GOVERNMENTAL ORDER. Made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial or local governmental or regulatory body of competent jurisdiction; provided, however, that such Party shall first have given notice to such other Party and given such other Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

                  16.4.2 REQUIRED BY LAW. Otherwise required by law; provided, however, that the disclosing Party shall (a) provide the other Party with reasonable advance notice of and an opportunity to comment on any such required disclosure, (b) if requested by such other Party, seek confidential treatment with respect to any such disclosure to the extent available, and (c) use good faith efforts to incorporate the comments of such other Party in any such disclosure or request for confidential treatment;

                  16.4.3 REQUIRED BY REGULATORY AUTHORITY. Made by such Party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information; or

                  16.4.4 REQUIRED BY AGREEMENT. Made by such Party, in connection with the performance of this Agreement, to Affiliates, Sublicensees, research parties, employees, consultants, representatives or agents, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 16.

         16.5 PRESS RELEASES. Press releases or other similar public communication by either Party relating to this Agreement, shall be approved in advance by the other Party, which approval shall not be unreasonably withheld or delayed, except for those communications required by Applicable Law (which shall be provided to the other Party as soon as practicable after the release or communication thereof), disclosures of information for which consent has previously been obtained, and information of a similar nature to that which has been previously disclosed publicly with respect to this Agreement, each of which shall not require advance approval.


                                   ARTICLE 17

                            MISCELLANEOUS PROVISIONS


         17.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of Ontario and Canada, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

         17.2 REGISTRATION. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee shall assume all legal obligations to do so and the costs in connection therewith.

         17.3 TRADE REGULATIONS. Licensee shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Product and related technical data to foreign countries, including the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

         17.4 ENTIRE AGREEMENT. The Parties hereto acknowledge that this Agreement, including the Appendices and documents incorporated by reference, sets forth the entire agreement and understanding of the Parties hereto as to the subject matter hereof, and shall not be subject to any change of modification except by the execution of a written instrument subscribed to by the Parties hereto. This Agreement shall supersede all previous communications, representations or understandings, either oral or written, between the Parties relating to the subject matter hereof.

         17.5 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance here from, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties herein. To the fullest extent permitted by applicable law, each Party hereby waives any provision of law that would render any provision prohibited or unenforceable in any respect.

         17.6 WAIVER. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.

         17.7 EQUITABLE RELIEF. Each Party acknowledges and agrees that the restrictions set forth in Articles 6 and 16 of this Agreement are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any violation or threatened violation of any provision of
Article 6 and 16 may result in irreparable injury to such other Party. Each Party also acknowledges and agrees that in the event of a violation or threatened violation of any provision of Article 6 and 16, the other Party shall be entitled to seek preliminary and permanent injunctive relief, without the necessity of having to post a bond, as well as to an equitable accounting of all earnings, profits and other benefits arising from any such violation. The rights provided in the immediately preceding sentence shall be cumulative and in addition to any other rights or remedies that may be available to such other Party. Nothing in this Section 16.7 is intended, or should be construed, to limit such other Party's right to preliminary and permanent injunctive relief or any other remedy for breach of any other provision of this Agreement.

         17.8 FORCE MAJEURE. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority. The non-performing Party shall notify the other Party of such force majeure within ten (10) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform; provided, however, that in the event the suspension of performance continues for one-hundred and eighty (180) days after the date of the occurrence, and such failure to perform would constitute a material breach of this Agreement in the absence of such force majeure, the non-performing Party may terminate this Agreement pursuant by written notice to the other Party.

         17.9 CONSTRUCTION. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word "or" is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term "including" as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.

         17.10 FURTHER ASSURANCE. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

         17.11 EXPENSES. Except as otherwise specifically set out herein, each of Larasan and IntelliPharmaCeutics shall be responsible for their own expenses relating to the negotiation, execution and performance of this Agreement.

         17.12 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         17.13 BINDING. This Agreement shall not be binding upon the Parties until it has been signed below on behalf of each Party, in which event, it shall be effective as of the Effective Date.



                            (SIGNATURES ON NEXT PAGE)

IN WITNESS WHEREOF, the duly authorized officers of the Parties have executed this Agreement as of the dates set forth below their respective signatures.


Date: July 23, 2004                    Date: July 23, 2004

INTELLIPHARMACEUTICS CORP.             LARASAN PHARMACEUTICAL CORPORATION


Per:                                   Per:

___________________________________    ______________________________________


Name & Title:______________________    Name & Title: ________________________

                                   Schedule A

Trademarks


[                          ]
[                     ]
[                                ]

[                                      ]

[                                                                     ]

[                                                                     ]

[                                                                            ]

                                   Schedule B



Development Plan

It is anticipated that an FDA filing can be made within [    ] months after the
FDA approves the proposed clinical program. There is no warranty of this or any other timing.

                                   Schedule C

Development Budget

                                  Schedule "D"

Copy of Letter to FDA signed by IntelliPharmaCeutics transferring all right, title and interest in to Regulatory Documents to Larasan. (Original held by Escrow Agent). Copy of Letter signed by Larasan acknowledging transfer of all right, title and interest in Regulatory Documents and accepting legal responsibility thereunder.

                                  Schedule "E"

Copy of Letter signed by Larasan transferring all right, title and interest in Regulatory Documents to IntelliPharmaCeutics in the event of termination of Agreement (Original held by Escrow Agent). Copy of a Letter signed by IntelliPharmaCeutics acknowledging transfer of all right, title and interest in Regulatory Documents and accepting legal responsibility thereunder.

                                   Schedule F

Initial Specification of Licensed Product

[                 ]

[                                                                      ]

[                                                                      ]

[                                                                      ]


[                 ]

[                                                                      ]